Exhibit (j)(6)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the heading “Financial Highlights” in the Prospectus and “Financial Statements” in the Statement of Additional Information in the accompanying Post-Effective Amendment to the Registration Statement on Form N-1A of Emerald Small Cap Value Fund.

/s/ SKODA MINOTTI & CO.

Cleveland, Ohio
January 28, 2016